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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CATUITY INC.

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The following presentation was made at an informational meeting held at the Catuity office in Sydney Australia on Wednesday, October 20, 2004 at 11 am (Tuesday October 19, 2004 9 pm U.S. Eastern Daylight time). This presentation will also be given at a second informational meeting to be held in Sydney Australia on Thursday, October 21, 2004 at 9:30am (Wednesday October 20, 2004 7:30 pm U.S. Eastern Daylight Time.)

Rebuilding Shareholder Confidence: Catuity's Turnaround Plan Shareholder Information Meetings, Sydney Australia October 20 & 21, 2004

Starting The Path To Recovery Catuity sales effort wasn't properly focused Company sought large prospects that have a long and risky sales cycle the good news is ... The technology is solid; our people are proven We are now focused on markets where loyalty is a budget line, not a vision

Leadership With the Right Experience Sales-focused CEO John Racine knows POS, loyalty markets Seasoned in creating fast-growing small companies New Board member Cliff Chapman knows technology, turnarounds Narrowed Sales Focus Creates True Opportunity Direct sales focused on underserved chain retailers with up to 250 stores with high-frequency and high churn customers Also serving retailers' partners: processors, marketing firms NOT seeking giant projects without allies Unbundling Product Gives Customers Buying Options Catuity will host loyalty and stored value that helps generate new revenue at the POS Leverage proven skills to manage IT projects that cut our customers costs Three Changes Since Sept. 27

Our Revenue Will Come From Three Overlapping Services Loyalty Processor Loyalty & Gift Card Software Terminal Deployment Center Midsize players who want programs, not projects, are targets are primary targets 3-5 year recurring revenue 'Foot in the door' lead to other opportunities Projects extend reputation as experts at POS Non-recurring revenue is vital to Catuity in 2005 Retailers with strong in-house focus, processors are targets They seek advantage through customization Licensing model giving way to 'white label' development

Clients Find Competitive Advantage With Catuity Cleveland-based EMS found Catuity's loyalty and gift card platform gave them a powerful way to acquire new merchant accounts EMS sees the Catuity platform as a cornerstone of their national growth strategy (1-in-5 clients use it today) and an independent profit center Retention among loyalty-focused merchants is nearly 100% "Catuity's technology has given us control of a gift card and loyalty program which helps us beat the competition because we help our merchants grow their profits." Jim Weiland, Chairman of EMS, Cleveland

KESM Delivers C-Store Loyalty Program Powered by Catuity Partnering with Catuity, KESM successfully customized the solution that delivered a competitive advantage for Pioneer Petroleum KESM solution will replace the long running and successful paper based loyalty program with point-of-scale strategy Nationwide rollout planned for Second Quarter 2005 Pioneer sees program as driving their strategy to be a top petroleum retailer in North America KESM Transaction Solutions Inc.

Catuity's Plan Beyond 2005 Proprietary Loyalty Prepaid Services Gift Card Coalition Loyalty Ready To Sell Selling Today Build Vs Buy Expected Impact on Catuity Revenues: 2005 Late 2005 2006 POS Fraud Prevention Application Management Conversion Management Catuity will sell solutions that generate new revenue at the point of sale for our clients Generates Revenue Cuts Costs

The Board's Position Supporting the vote FOR share consolidation authority on Nov. 1 proxy to avoid de-listing from Nasdaq small cap market Resolution provides a range, Board favours 15-to-1 split, but will only execute the reverse split if Nasdaq does not grant the Company a compliance extension Shareholder campaign and new business signings could lift shares which are trading at discount to cash value Company negotiating complimentary mergers, which would be bundled with fresh capital However, we are running Catuity as if other strategic options are not available

We Welcome Your Questions How To Reach Us: John Racine Racine@catuity.com 313.567.4348, ext. 206 Catuity Inc. 2711 E. Jefferson Blvd. Detroit, MI 48207

In conjunction with the provisions of the “Safe Harbor” section to the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company’s Form 10-K, which is filed with the US Securities & Exchange Commission.